Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Axonics, Inc.
Irvine, California

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Axonics, Inc. (“Company”) of our reports dated March 1, 2023, relating to the consolidated financial statements and the effectiveness of the Company’s internal control over financial reporting appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022. Our report on the effectiveness of the internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2022.

/s/ BDO USA, LLP
Costa Mesa, California
March 7, 2023